Exhibit 99.1

PRESS Release

Contact: John Coughlan | Director, Financial Reporting and Analysis | Insight Communications | 917.286.2300

FOR IMMEDIATE RELEASE

INSIGHT ANNOUNCES COMPLETION OF DEBT FINANCING

NEW YORK – October 6, 2006 – Insight Communications today completed the financing of $2.445 billion of senior secured credit facilities for Insight Midwest.  The facilities comprise term loans in the amount of $2.185 billion and a $260 million revolving credit facility.  The proceeds will be used to refinance Insight Midwest’s existing senior credit facilities and to redeem all of Insight Midwest’s 10 ½% Senior Notes due November 1, 2010 and $185 million principal amount of its 9¾% Senior Notes due October 1, 2009.

Insight Communications is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio.  Insight offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet and, in selected markets, voice telephony to its customers.

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Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates.